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                                                                 EXHIBIT 10.16


Wednesday, December 8, 1999


Thomas Muise
18910 Ansley Place
Saratoga, CA 95070

Dear Thomas,

On behalf of SoloPoint, I am pleased to offer you the position of Chief Financial Officer, reporting directly to myself, the CEO of SoloPoint, Inc. Your anticipated start date is no later than Monday, January 10, 2000.

Your salary will be $125,000 annually. As part of the executive management team, you will be eligible for company performance based bonuses.

You will also receive a stock option to purchase 70,000 shares of SoloPoint common stock. Your stock option will be issued in accordance with the terms set forth in SoloPoint's 1993 Incentive Stock Option Plan. The price of the optioned shares will be the fair market value of SoloPoint common stock on the date of the grant of the stock option, either at the next meeting of the Board of Directors or by written consent of the Board of Directors, as determined by the Board. Twenty-five percent of the optioned shares will vest one year after your start date, and the balance will vest monthly over the next three years at 1/48% per month.

Per our agreement, should you be terminated other than for Cause (as defined below) within 60 days before or after the effective date of a Change of Control Transaction (as defined below), one half (1/2) of your unvested shares will be immediately vested upon such termination. A "Change of Control Transaction" shall mean a merger or reorganization of the Company with or into another corporation, entity or person or the sale of all of or substantially all of the Company's assets to another corporation, entity or person, if immediately after such transaction less than 51% of the capital stock or equity interests in the surviving entity are owned by persons who owned in the aggregate at least 51% of the capital stock of the Company immediately prior to such transaction. The term "Cause" shall mean any one or more of the following occurrences; (i) the repeated failure to follow the reasonable directions of the Board of Directors of the Company, (ii) engaging in willful misconduct which is demonstrably and materially injurious to the Company's business or reputation, (iii) committing a felony or an act of fraud against the Company, (iv) the misappropriation of material property belonging to the Company; or (v) breaching in any material respect the terms of any confidentiality or proprietary information agreement between Purchaser and the Company, and a majority vote by the Board of Directors of the Company authorizing a for Cause termination after the occurrence of (i),
(ii), (iii), (iv) or (v) as set forth above.
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Your position is classified as professional, and therefore is "exempt" under state law. Since this is a startup company, we expect that our employees will be working substantially more than 40 hours per week. You agree that you will not have any outside employment or consulting activities without SoloPoint's written permission.

SoloPoint has instituted a medical plan under TriNet Employment Group, which offers several different health plans to chose from. The company pays 100% for the employee medical and dental coverage, 75% for the dependents medical coverage and does not cover the dependents dental. You will be eligible for coverage on your start date.

In addition, you will be entitled to receive SoloPoint's employee benefits, which currently include ten days of paid vacation and five days sick leave per year. These benefits accrue in equal increments over the course of the year. A maximum of ten vacation days may be accrued and carried over to the next year.

This offer of employment is open until Friday, December 10, 1999.

This offer is contingent upon: (i) your providing SoloPoint with the legally required proof of your identity and authorization to work in the United States, and (ii) your completing, signing and returning to us, by fax followed by receipt of original, both this offer letter and the SoloPoint Employment, Confidential Information, and Invention Assignment Agreement (ECIIAA), which contains additional terms applicable to your employment.

Your employment with SoloPoint is not for any specified period of time, and can be terminated by you or by us at any time, for any reason, with or without cause. Please note that this provision is a condition of your employment with SoloPoint.

This letter agreement and the enclosed ECIIAA set forth the complete agreement and understanding between you and SoloPoint concerning your employment, and supersede any prior or contemporaneous representations or understandings with respect to your employment. Any additions to or modifications of these agreements must be in writing and signed by the CEO and President of SoloPoint.

I am excited about this opportunity and look forward to working with you.

Sincerely yours,


Arthur G. Chang
CEO, SoloPoint, Inc.



By:                                     Start Date:
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              Thomas Muise